Exhibit 5.1
MASLON LLP
3300 Wells Fargo Center, 90 South Seventh Street
Minneapolis, MN 55402-4140
Tel: 612-672-8200
Fax: 612-672-8397
www.maslon.com

February 28, 2017

El Capitan Precious Metals, Inc.
5871 Honeysuckle Road
Prescott, Arizona 86305-3764

Re: Registration Statement on Form S-1

 Ladies and Gentlemen:

 We have acted as counsel to El Capitan Precious Metals, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the resale of 26,849,394 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), of which (i) 25,000,000 shares are issuable pursuant to the terms and conditions of an Equity Purchase Agreement dated February 21, 2017 (the “Equity Purchase Agreement”) by and between the Company and L2 Capital, LLC (“L2 Capital”); (ii) 1,246,988 shares are issuable upon conversion of amounts advanced under an outstanding convertible promissory note of the Company (the “Note”); and (iii) 602,406 shares are issuable upon exercise of an outstanding common stock purchase warrant of the Company (the “Warrant”)

 This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon the originals or copies of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, (a) the articles of incorporation of the Company, as amended; (b) the restated bylaws of the Company; (c) the Equity Purchase Agreement, including all exhibits thereto; (d) the Note; and (e) the Warrant.

In our examination of documents for purposes of this opinion, we have assumed the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the genuineness of all signatures, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, and the due authorization, execution and delivery of all documents by the Selling Shareholder where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and when issued, delivered and paid for pursuant to the terms of the Equity Purchase Agreement, the Note and the Warrant, as applicable, will be legally issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporation laws of the State of Nevada as in effect on the date hereof and we express no opinion with respect to the applicability of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Maslon LLP

MASLON LLP